Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments thereto, filed with the U.S. Securities and Exchange Commission on or about March 11, 2025, as well as to the incorporation by reference thereof into the Company’s Registration Statement on Form S-8 (File No. 333-214383) and Form S-3 (File No. 333-290070) and (File No. 333-289202), including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended:

December 31, 2025, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2024, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2023, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2022, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2021, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2020, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2019, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2018, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2017, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

CAWLEY, GILLESPIE & ASSOCIATES, INC.
J. Zane Meekins
Executive Vice President

Fort Worth, Texas
March 5, 2026